SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 2, 1999




                              THE TITAN CORPORATION
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)



     001-06035                                             95-2588754
(Commission File No.)                          (IRS Employer Identification No.)


                                3033 Science Park
                        San Diego, California 92121-1199
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (858) 552-9500



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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On November 2, 1999, our subsidiary, Cayenta.com, Inc. or "Cayenta" purchased all of the stock of J.B. Systems, Inc., d.b.a. Mainsaver Corporation or "Mainsaver". Mainsaver sells software that allows companies to manage, track and schedule preventive maintenance activities for equipment, assembly lines and facilities. The terms of the purchase are set forth in a Stock Purchase
Agreement dated November 2, 1999, by and among Cayenta, Mainsaver and the Mainsaver shareholders, and The Titan Corporation ("Titan"), a copy of which is filed as Exhibit 2.1. We refer you to the stock purchase agreement for additional information about the terms and conditions of the transaction. On November 3, 1999, we issued a press release announcing the closing of the stock purchase. We are incorporating the terms of the press release into this Form 8-K and a copy has been attached as Exhibit 99.1.

Cayenta acquired all of the Mainsaver stock and outstanding options for an aggregate purchase price of $11.7 million, of which $8.2 million was paid at closing and the balance was withheld to satisfy possible working capital adjustments or indemnification obligations. The balance withheld, accruing interest at 7.5%, is composed of a second installment of $3,000,000 due May 3, 2001, and an additional $500,000 holdback to satisfy potential working capital adjustments to be based upon an audit of the closing balance sheet to be performed by our auditors within 90 days from the closing date. With respect to the second installment payment of the purchase price, we have a right to offset against such second installment up to $3,000,000 in damages (subject to a $50,000 deductible) for breaches of Mainsaver's representations and warranties that generally expire on May 2, 2001, and for the excess of any working capital adjustments greater than the $500,000 holdback. In addition, Cayenta paid $3,365,000 to retire or reduce outstanding indebtedness of Mainsaver.

We used available cash to fund the acquisition. We will account for the transaction as a purchase. There will be no change in our current Board of Directors or officers as a result of the transaction.

Mainsaver, which is headquartered in Woodland Hills, California and has 2 offices located in the United States, principally acts as a provider of enterprise asset management software and services, primarily for private business and to a limited extent U.S. government agencies. Mainsaver will continue to devote its assets to its existing business base, including future expansion. Mark Stevens will continue to act as CEO of Mainsaver.

In order to realize the anticipated benefits of this acquisition, we must efficiently integrate and combine the operations of Cayenta and Mainsaver. The process of integrating administrative organizations, facilities, management information systems and other aspects of operations will present a significant challenge to the management of the two companies. We cannot assure you that this integration process will be successful or that we will fully realize the anticipated benefits of the Mainsaver acquisition. Dedication of our resources to the integration of Mainsaver may detract attention from day-to-day business of both Cayenta and Mainsaver. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We cannot assure you that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts.


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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)               Financial Statements of Business Acquired.

                  (1) We will file the requisite financial statements with respect to the acquisition described above in Item 2 within sixty (60) days of the date that this current report on Form 8-K is required to be filed.

         (b)               Pro Forma Financial Information

                  We will file the requisite pro forma financial information with respect to the acquisition described above in Item 2 within sixty (60) days of the date that this current report on Form 8-K is required to be filed.

         (c)               Exhibits.

                  2.1 Stock Purchase Agreement dated November 2, 1999 among Cayenta.com, Inc., The Titan Corporation, J.B. Systems, Inc. and the Shareholders of J.B. Systems, Inc. We have not filed Schedules and similar attachments to this Exhibit. Upon request, Titan will furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule.

                  99.1    Press Release dated November 3, 1999.



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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:   November 16, 1999                                THE TITAN CORPORATION
                                                          a Delaware corporation



                                       By: /s/ Gene W. Ray
                                       Gene W. Ray
                                       Chairman, Chief Executive Officer and
                                       President




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                                INDEX TO EXHIBITS


Exhibit                                                                 Page No.

2.1               Stock Purchase Agreement dated November 2, 1999.         7

99.1              Press Release dated November 3, 1999.                    52